SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*




                                NTL Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    62940M104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)

            [X]   Rule 13d-1(c)

            [ ]   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         62940M104
                  ---------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------

               (b)    X
                  --------------------------------------------------------------

--------------------------------------------------------------------------------
       3)      SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization     Delaware
                                                   -----------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                       0
                                                   -----------------------------
                           -----------------------------------------------------
Number of Shares           (6)  Shared Voting Power             4,766,947
Beneficially                                         ---------------------------
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                  0
With                                                    ------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power        4,766,947
                                                         -----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                 4,766,947
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9    5.6%
                                                               -----------------
--------------------------------------------------------------------------------

      12)      Type of Reporting Person (See Instructions)    CO
                                                           ---------------------
--------------------------------------------------------------------------------

CUSIP No.         62940M104
                  ---------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------

               (b)    X
                  --------------------------------------------------------------

--------------------------------------------------------------------------------
       3)      SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization     USA
                                                   -----------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                       0
                                                   -----------------------------
                           -----------------------------------------------------
Number of Shares           (6)  Shared Voting Power             5,196,081
Beneficially                                         ---------------------------
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                  0
With                                                    ------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power        5,196,081
                                                          ----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                 5,196,081
                                                        ------------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                   ---------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9     6.1%
                                                                ----------------
--------------------------------------------------------------------------------

      12)      Type of Reporting Person (See Instructions)     IN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         62940M104
                  ---------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------

               (b)    X
                  --------------------------------------------------------------

--------------------------------------------------------------------------------
       3)      SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization     Delaware
                                                   -----------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                       0
                                                   -----------------------------
                           -----------------------------------------------------
Number of Shares           (6)  Shared Voting Power               429,134
Beneficially                                         ---------------------------
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                  0
With                                                    ------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power          429,134
                                                          ----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                   429,134
                                                        ------------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9     0.5%
                                                                ----------------
--------------------------------------------------------------------------------

      12)      Type of Reporting Person (See Instructions)     OO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         62940M104
                  ---------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Tudor BVI Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------

               (b)    X
                  --------------------------------------------------------------

--------------------------------------------------------------------------------
       3)      SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization     Cayman Islands
                                                   -----------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                       0
                                                  ------------------------------
                           -----------------------------------------------------
Number of Shares           (6)  Shared Voting Power               802,165
Beneficially                                         ---------------------------
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                  0
With                                                    ------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power          802,165
                                                          ----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                   802,165
                                                        ------------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                   ---------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9     0.9%
                                                                ----------------
--------------------------------------------------------------------------------

      12)      Type of Reporting Person (See Instructions)     CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         62940M104
                  ---------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------

               (b)    X
                  --------------------------------------------------------------

--------------------------------------------------------------------------------
       3)      SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization     Cayman Islands
                                                   -----------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                       0
                                                   -----------------------------
                           -----------------------------------------------------
Number of Shares           (6)  Shared Voting Power             3,927,837
Beneficially                                         ---------------------------
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                  0
With                                                    ------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power        3,927,837
                                                          ----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                 3,927,837
                                                            --------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                   ---------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9     4.6%
                                                                ----------------
--------------------------------------------------------------------------------

      12)      Type of Reporting Person (See Instructions)     CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         62940M104
                  ---------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Altar Rock Fund L.P.
               -----------------------------------------------------------------
               06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                  --------------------------------------------------------------

               (b)    X
                  --------------------------------------------------------------

--------------------------------------------------------------------------------
       3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization     Delaware
                                                    ----------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                       0
                                                   -----------------------------
                           -----------------------------------------------------
Number of Shares           (6)  Shared Voting Power                36,945
Beneficially                                         ---------------------------
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                  0
With                                                    ------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power           36,945
                                                          ----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                    36,945
                                                             -------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                   ---------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9     0.04%
                                                                ----------------
--------------------------------------------------------------------------------

      12)      Type of Reporting Person (See Instructions)     PN
                                                            --------------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               NTL Incorporated

Item 1(b).     Address of Issuer's Principal Executive Offices:

               909 Third Avenue, Suite 2863
               New York, NY  10022

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ( "TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ( "TPT")
               The Tudor BVI Global Portfolio Ltd. ( "BVI Portfolio") The Raptor Global Portfolio Ltd. ( "Raptor Portfolio") The Altar Rock Fund L.P. ( "Altar Rock")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT, and Altar Rock is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           P.O. Box 4774
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               TPT is a Delaware limited liability company.
               Altar Rock is a Delaware limited partnership.
               Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01

Item 2(e).     CUSIP Number:

               62940M104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
               (a) [ ] Broker or Dealer registered under section 15 of the Act
               (b) [ ] Bank as defined in section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in section 3(a)(19) of the
                       Act
               (d) [ ] Investment Company registered under section 8 of the
                       Investment Company Act
               (e) [ ] Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940
               (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with section
                       240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
               (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership (As of December 31, 2005).

               (a) Amount Beneficially Owned: See Item 9 of cover pages

               (b) Percent of Class: See Item 11 of cover pages

               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote
                                           See Item 5 of cover pages
                                           -------------------------------------
                   (ii)  shared power to vote or to direct the vote
                                           See Item 6 of cover pages
                                           -------------------------------------
                   (iii) sole power to dispose or to direct the disposition of
                                           See Item 7 of cover pages
                                           -------------------------------------
                   (iv)  shared power to dispose or to direct the disposition of
                                           See Item 8 of cover pages

                    The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (429,134 shares), Raptor Portfolio (3,927,837 shares), BVI Portfolio (802,165 shares), and Altar Rock (36,945 shares). Because TIC provides investment advisory services to Raptor Portfolio and BVI Portfolio and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.   Identification and Classification of Members of the Group.

               See cover pages

Item 9.   Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Dated: February 13, 2006


                         TUDOR INVESTMENT CORPORATION


                         By:     /s/ Stephen N. Waldman
                            ----------------------------------------------------
                            Stephen N. Waldman
                            Managing Director and Associate General Counsel


                                 /s/ Paul Tudor Jones, II
                         -------------------------------------------------------
                                 Paul Tudor Jones, II



                         TUDOR PROPRIETARY TRADING, L.L.C.


                         By:      /s/ Stephen N. Waldman
                            ----------------------------------------------------
                            Stephen N. Waldman
                            Managing Director and Associate General Counsel



                         THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                         By: Tudor Investment Corporation,
                             Trading Advisor

                              By:     /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                         THE RAPTOR GLOBAL PORTFOLIO LTD.

                         By: Tudor Investment Corporation,
                             Investment Advisor


                             By:     /s/ Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel


                         THE ALTAR ROCK FUND L.P.

                         By:  Tudor Investment Corporation,
                              General Partner


                              By:     /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel